Exhibit 14.1

Redline Showing Amendments to Code of Ethics

SUNWORKS, INC. CODE OF CONDUCT

~~Adopted May 2018~~

Revised September 19, 2022

The business of Sunworks, Inc. (the “Company”) shall be conducted with honesty and integrity and in accordance with the highest ethical and legal standards. This Code of Conduct (the “Code”) has been adopted by the Company pursuant to Item 406 of Regulation S-K of the Securities and Exchange Commission in order to provide written standards and guidance to the Company’s directors, officers and employees (collectively, “Covered Persons”) to promote:

● Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

● Compliance with applicable governmental laws, rules and regulations;

● Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

● The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

● Accountability for adherence to the Code.

This Code is the sole code of ethics adopted by the Company for the purposes of the Item 406 of Regulation S-K.

1.	Honest and Ethical Conduct.

The Company is committed to compliance with the highest ethical standards in pursuing its business interests and expects Covered Persons to observe those standards. Stated generally, some of the ethical standards to which the Company is committed, and for which all Covered Persons are individually accountable, are as follows:

● Conducting the Company’s business in compliance with applicable governmental laws, rules, and regulations.

● Dealing ethically in transactions with contractors, suppliers, customers, employees and others.

● Avoiding situations where personal interests are, or appear to be, in conflict with the Company’s interests.

● Responsibly using and protecting the Company’s assets, including property, equipment, facilities, funds and information.

● Maintaining confidentiality of nonpublic information and not acting on such information for personal gain. Some of these ethical standards are discussed in more detail below.

2.	Compliance with Law.

The Company and all Covered Persons should respect and comply with all of the applicable laws, rules and regulations of the United States and the other countries and state, local and other jurisdictions in which the Company conducts its business or in which the Company’s stock is traded. The Company is subject to legal requirements that are both numerous and complex. All Covered Persons should understand those laws that apply to them in the performance of their jobs and take steps to ensure that the parts of the Company’s operations with which they are involved are conducted in conformity with those laws. The failure of Covered Persons to adhere to the letter and the spirit of the law could result in both personal and corporate civil or criminal liability. Each Covered Person is personally responsible for complying with the law. In addition, each Covered Person is charged with the responsibility of reporting to the Compliance Officer (as defined in Section 8) any behavior or conduct related to the Company’s business or affairs that could reasonably constitute a criminal offense. If a Covered Person has questions or any concerns about whether his or her conduct or the conduct of others may result in personal or criminal liability, the Covered Person should seek specific guidance and advice from the Compliance Officer or from counsel, which may include the Company’s counsel.

These laws include:

● Prohibition on insider trading. U.S. Federal securities laws prohibit persons with access to or knowledge of material, non-public information about the Company from buying, selling, or otherwise trading in the Company’s securities. In addition, the Company has adopted a Corporate Policy and Procedure on Insider Trading, which prohibits trading in the Company’s securities at certain times and under certain circumstances.

● Foreign Corrupt Practices Act. The U.S. Foreign Corrupt Practices Act generally prohibits payments or gifts to foreign officials, political parties, or candidates for the purpose of influencing their decision, the decisions of foreign government, or gaining any improper advantage.

● Environmental compliance. The Company’s operations are subject to many laws and regulations regarding protection of the environment. This Code does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors. Please consult the Compliance Officer, the Company’s counsel or the various guidelines that the Company has prepared on specific laws, rules and regulations for additional information. If you believe that directions from a manager or supervisor may violate applicable law, you should consult with the manager or supervisor, the Compliance Officer or legal counsel.

3.	Conflicts of Interest.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Company’s board of directors. A “conflict of interest” exists when a person’s private interest interferes or conflicts, or appears to interfere or conflict, with the interests of the Company or the person’s duties to the Company. Conflicts of interest may also arise when a person, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company or takes an action or has a personal interest that may adversely influence his or her objectivity or the exercise of sound, ethical business judgment. For example, a conflict of interest could exist if a Covered Person:

● Accepts a gift, service, payment or other benefit of more than nominal value from a competitor, supplier, or customer of the Company, or any entity or organization with which the Company does business or seeks to do business; provided normal course of business gatherings sponsored by customers or suppliers are permissible;

● Lends to, borrows from, or has a material interest (equity or otherwise) in a competitor, supplier, or customer of the Company, or any entity or organization with which the Company does business or seeks to do business;

● Accepts compensation (in any form) for services performed for the Company from any source other than the Company;

● Serves as a director, officer, partner, consultant, or in any other significant role, in any competitor, supplier, or customer of the Company, or any entity or organization with which the Company does business or seeks to do business;

● Acts as a broker, finder or other intermediary for the benefit of a third party in transactions involving the Company or its interests;

● Knowingly competes with the Company; or

● Conducts significant outside business activity that precludes the Covered Person from devoting appropriate time and attention to his or her responsibilities with the Company.

Covered Persons are also prohibited from (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the Compliance Officer. The Compliance Officer and the Board shall have the authority to evaluate and waive any conflict or apparent conflict of interest in the manner set forth in Section 9 below. ~~The Board shall have the authority to evaluate and waive any conflict or apparent conflict of interest in the manner set forth in Section 9 below.~~

4.	Confidentiality.

Covered Persons must maintain the confidentiality of confidential information entrusted to them by the Company, except when disclosure is expressly authorized by the Compliance Officer or is legally mandated. Whenever feasible, Covered Persons should consult the Compliance Officer or the Company’s counsel if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to existing or potential new shareholders or competitors of the Company, or harmful to the Company if disclosed.

5.	Fair Dealing.

Each Covered Person should endeavor to deal fairly with the Company’s employees, officers, directors, customers, suppliers and competitors. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

6.	Protection and Proper Use of Company Assets.

All Covered Persons should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used only for legitimate business purposes.

7.	Public Reporting.

As a public company, it is of critical importance that the Company’s public disclosures, including filings with the Securities and Exchange Commission, be accurate and timely. A Covered Person may be called upon to provide necessary information to assure that the Company’s public disclosures are complete, fair and understandable. The Company expects Covered Persons to take this responsibility very seriously and to provide prompt, accurate answers to inquiries related to the Company’s public disclosure requirements.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls.

In addition, each Covered Person must promptly bring to the attention of his or her supervisor or the Compliance Officer any information that the Covered Person may have concerning (i) significant deficiencies in the design or operation of internal control over financial reporting that could adversely affect the Company’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management, directors, or other Covered Persons.

8.	Compliance with this Code.

Covered Persons are expected to comply with all of the provisions of this Code. Each Covered Person has an obligation to promptly notify the Compliance Officer in writing of any situation that may involve violation of this Code. The Company will not allow retaliation for reports of potential violations that are made in good faith.

Any suspected violation of this Code shall be promptly reported to ~~Paul McDonnel~~ Christopher Monahan, the Company’s Chief ~~Financial~~ Legal & Compliance Officer (“Compliance Officer”). He may be reached as follows:

~~Sunworks, Inc. 1030 Winding Creek Road, Suite 100, Roseville, CA 95678; Phone: (916) 409-6900~~

Sunworks, Inc.

1555 N Freedom Blvd, Provo, UT, 84604

Phone (626) 807-3589

E-mail: CMonahan@SunworksUSA.com

The Compliance Officer is responsible for:

●	Responding to questions and reports from Covered Persons;
●	Evaluating information reported by Covered Persons as to gravity and credibility;
●	If necessary, initiating, conducting and overseeing investigations into potential violations of this Code of Conduct, and if appropriate, preparing written reports of the results of such investigations;
●	Conducting and/or supervising training of Covered Persons regarding this Code of Conduct;
●	Promoting a “best in class” culture of ethics and compliance.
●	Recommending changes to this Code of Conduct to the Board that are necessary or desirable to address changes in law, to incorporate best corporate governance practices, and to clarify and update provisions of this Code of Conduct in order to prevent future violations;

Covered Persons should reach out to their immediate supervisor if they have any questions about this Code of Conduct or want advice on ethics-related matters. Covered Persons may also reach out directly to the Compliance Officer if the issue involves his/her supervisor, or if the matter has been reported to the Compliance Officer but the Covered Person does not believe it is being properly handled, or if the Covered Persons does not feel they can freely or properly discuss a question or matter with his/her supervisor.

When reporting alleged violations of this Code of Conduct to the Compliance Officer, the complaints/reports should be factual, rather than speculative or conclusory, and should contain as much specific detail as possible to allow for proper assessment. The complaint/report should clearly set forth all the information the Covered Person knows about the alleged violation. The report or complaint describing an alleged violation or concern should be candid and should set forth all the information that the Covered Person knows regarding the allegation or concern. In addition, the complaint/report should contain sufficient corroborating information to support the commencement of an investigation.

The Compliance Officer may, in its reasonable discretion, decide not to commence an investigation if a report or complaint contains only unspecified or broad allegations of wrongdoing without appropriate factual support. When the Compliance Officer determines that an investigation is warranted, the Compliance Officer shall conduct the requisite investigations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. All Covered Persons are expected to cooperate with any such investigation. In conducting any investigation, the Compliance Officer may consult with outside counsel, the human resources department, and the full Board of Directors or any of its committees, each to the extent deemed necessary by the Compliance Officer.

Copies of all complaints regarding accounting, internal accounting, controls, or auditing maters must be sent directly to the Compliance Officer, who will provide the same to the Audit Committee on a quarterly basis; provided, however, that any such complaints received regarding any of the Company’s executive officers will be brought to the Audit Committee’s attention as soon as practicable. The Audit Committee may request special treatment, including the retention of outside counsel or other advisors, for any complaint addressed to it.

The Compliance Officer shall enforce this Code of Conduct through appropriate disciplinary actions, which shall be approved by the Chairman of the Audit Committee (or by the Board, if the Chairman of the Audit Committee determines that full Board approval is necessary). The disciplinary actions available include counseling, oral or written reprimands, warnings, probations or suspensions (with or without pay), demotions, reductions in salary, terminations of employment, and restitution.

~~If the Board receives information regarding an alleged violation of this Code, then the Board shall either directly or through the services of others under its supervision, which may include directors, members of management and outside counsel and advisors:~~

~~● evaluate such information as to gravity and credibility;~~

~~● if necessary, initiate an informal inquiry or a formal investigation with respect thereto;~~

~~● if appropriate, prepare a written report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter;~~

~~● if appropriate, make the results of such mqmry or investigation available to the public (including disciplinary action); and~~

~~● if appropriate, recommend changes to this Code that the Board deems necessary or desirable to prevent similar violations of this Code.~~

~~The Board shall enforce this Code through appropriate disciplinary actions. It shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary actions to be taken against any Covered Person who has violated the Code. The disciplinary actions available to the Board include counseling, oral or written reprimands, warnings, probations or suspensions (with or without pay), demotions, reductions in salary, terminations of employment, and restitution.~~

~~Reports of alleged violations should be factual, rather than speculative or conclusory, and should contain as much specific detail as possible to allow for proper assessment. The report should clearly set forth all the information the employee knows about the alleged violation. The report or complaint describing an alleged violation or concern should be candid and should set forth all of the information that the employee knows regarding the allegation or concern. In addition, the report or complaint should contain sufficient corroborating information to support the commencement of an investigation. The Company may, in its reasonable discretion, determine not to commence an investigation if a report or complaint contains only unspecified or broad allegations of wrongdoing without appropriate factual support.~~

For the avoidance of doubt, the Company’s jurisdiction for violations of this Code of Conduct ~~the Board shall~~ include, in addition to the Covered Person that violated this Code, any other employee involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a material violation and (ii) persons who withhold material information about a suspected violation of this Code when requested to divulge such information.

~~Situations that may involve a violation of this Code may not always be clear. Covered Persons are encouraged to discuss questions or concerns about violations of laws, rules or regulations with the Compliance Officer.~~

9.	Amendment and Waiver.

This Code may only be amended by the Board. Any~~, and any~~ waiver or implicit waiver of this Code must be approved by the ~~Board~~ Chief Compliance Officer. All amendments or waivers of the Code for a director or executive officer shall be approved by the Board and disclosed in the manner prescribed by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.